Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 24th day of September, 2010, is entered into by and among BioHorizons, Inc. (“Parent”), BioHorizons Implant Systems, Inc., a subsidiary of BioHorizons, Inc. (“Subsidiary”) (collectively, the “Company”), and R. Steven Boggan (the “Executive”).

WHEREAS, Company employs Executive as its Chief Executive Officer (“CEO”);

WHEREAS, Company and Executive previously entered into an Employment Agreement dated June 23, 2006 (the “Original Employment Agreement”);

WHEREAS, Company and Executive desire to amend and restate the terms and conditions of Executive’s employment with Company by executing this Agreement, which, upon execution, shall supersede the Original Employment Agreement and shall govern Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.                                      Term of Employment.

1.1                               Executive’s employment with the Company shall commence on June 23, 2010 (the “Commencement Date”) and shall continue upon the terms set forth in Section 1.2 and 1.3 of this Agreement.

1.2                               Unless either the Executive or the Company sooner terminates the employment as set forth herein, the term of the Executive’s employment shall be three years from the Commencement Date (the “Initial Term”).

1.3                               The Initial Term shall be automatically renewed for an additional twelve-month period unless the Company or Executive delivers to the other, at least 60 days prior to the last day of the Initial Term (or Agreement Term (as defined herein) as the case may be), written notice specifying that the Executive’s employment will not be renewed at the end of the then-applicable term of the Agreement.  The Initial Term and any such renewal terms are hereinafter called the “Agreement Term”.

2.                                      Title; Capacity.  The Company will employ Executive, and Executive agrees to work for the Company, as its Chief Executive Officer, to perform the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Board of Directors of the Company (the “Board”) shall from time to time assign to him, including but not limited to, responsibility for all operating and nonoperating functions of the Company, all of which functions shall report directly or indirectly to him.  Executive shall report directly to the Board of Directors of the Parent and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board of Directors of the Parent, which authority shall be sufficient to perform his duties hereunder.  Executive shall devote his full business time and best efforts in the performance of the foregoing services, provided that he may accept other board memberships or participate in charitable and similar organizations which are not in conflict with his primary responsibilities and obligations to the Company.

3.                                      Member of the Board.  Throughout the Agreement Term, the Company shall take all reasonable action to cause Executive to be elected to serve as a director of the Parent.

4.                                      Compensation and Benefits.

4.1                               Salary.  The Company shall pay Executive an annual base salary of $350,000, less applicable payroll withholdings, which shall be payable in accordance with the Company’s customary payroll practices.  Such base salary shall not be reduced during the Agreement Term.  The Board of Directors of the Parent or a committee thereof shall review the Executive’s performance not less often than annually and shall consider the Executive for appropriate base salary increases on the same basis as other executives of the Company.

4.2                               Incentive Bonus.  Executive shall be eligible to receive a cash bonus for each year of his employment in the amount of up to 100% of his annual base salary, less applicable payroll withholdings, based on achievement of performance objectives approved from time to time by the Board of Directors of the Parent or a committee thereof.  Such bonus shall be payable at such times as bonuses are paid to other executives of the Company, but in no event later than March 15th of the calendar year immediately following the calendar year in which it was earned.

4.3                               Fringe Benefits.  Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, including health care plans and life insurance plans.  To the extent permitted by law and applicable benefit plans, Executive shall be given credit for time in service with Subsidiary and shall not be subject to any pre-existing condition limitations or similar limitations.  Executive shall also be entitled to take fully paid vacation of 20 business days in each calendar year to be taken in accordance with Company policy and consistent with the needs of the business.  Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion.

5.                                      Termination of Agreement Term.  The Agreement Term shall terminate upon the occurrence of any of the following:

5.1                               Termination for Cause.  At the election of the Company, for Cause upon written notice by the Company to Executive.  For the purposes of this Section 5.1, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a)           a good faith finding by the Board of Directors of Parent or a committee thereof that Executive has engaged in dishonesty, gross negligence or gross misconduct which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct;

(b)           a good faith finding by the Board that Executive has engaged in conduct that materially injures the Company, whether such harm is economic or non-economic, such as injury to the Company’s business or reputation;

(c)           Executive’s conviction or plea of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement; or

(d)           a good faith finding by the Board that Executive has committed a material breach of this Agreement, including but not limited to, Sections 7.1 or 7.2, which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

5.2                               Voluntary Termination by the Company.  At the election of the Company, without Cause, at any time upon 30 days’ prior written notice by the Company to Executive.

5.3                               Death or Disability.  As of the last day of the month following the death or determination of disability of Executive.  As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

5.4                               Voluntary Termination by Executive.  At the election of Executive, upon not less than 30 days’ prior written notice by him to the Company.

5.5                               Termination by Executive For Good Reason.  At the election of Executive, if the Company has materially breached its obligations to Executive hereunder (including, but not limited to, any material change in the duties and responsibilities of Executive specified under Section 2 that is not expressly consented to by Executive) and such breach, if curable, has not been cured by the Company within 30 days after Executive shall have provided written notice to Company within 90 days of the initial existence of the condition giving rise to the breach and stating with reasonable specificity the nature of such breach.

6.                                      Effect of Termination.

6.1                               Termination for Cause or at the Election of Executive.  In the event that Executive’s employment is terminated for Cause pursuant to Section 5.1 or at the election of Executive pursuant to Section 5.4, the Company shall have no further obligations under this Agreement other than to pay to Executive the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to him under Section 4 through the last day of his actual employment by the Company.

6.2                               Termination by the Company Without Cause or by Executive for Good Reason.  In the event that Executive’s employment is terminated pursuant to Sections 5.2 or 5.5, (regardless of whether such termination, as applicable, occurs in the context of a “change in control” of the Company), then: (a) the Company shall continue to pay Executive his base salary for a period of twelve (12) months commencing on the thirtieth (30th) day following the termination date; (b) if Executive exercises his right under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to continue participation in the Company’s health insurance plan, the Company shall pay its normal share of the costs for such coverage for a period of twelve (12) months to the same extent that such insurance is provided to persons then currently employed by the Company (Executive’s co-pay, if any, shall be deducted from the payments described in subsection (a) or, if no such payments remain to be paid, shall be paid directly to the Company within seven (7) days of receipt of notice of such payment due); and (c) the Company shall provide payment for accrued but untaken vacation days and provide benefits as set forth in Section 4.3 for the duration of such 12-month period. Executive shall also continue to be eligible for bonuses pursuant to Section 4.2 hereof, despite Executive’s termination, for such 12-month period; provided, however, that in the event the Executive is terminated pursuant to Section 5.2 or terminates employment under Section 5.5, the Executive’s bonus pursuant to Section 4.2 for the fiscal year in which the Executive is terminated shall be paid upon termination, and shall be equal to 100% of his target bonus, prorated by multiplying the target bonus by the number of full or partial weeks Executive was employed during such fiscal year divided by 52.  No payments shall be made to Executive under this Section unless Executive first signs a release of claims in a form satisfactory to the Company (the “Release”), and the Release is effective and irrevocable prior to the date that is the thirtieth (30th) day following the termination date, and Executive observes his post-employment obligations as set forth in Section 7 below.  The Company shall have no further obligations under this Section except as specified herein.

6.3          Termination for Death or Disability.  In the event that Executive’s employment is terminated by death or because of disability pursuant to Section 5.3, the Company shall pay to Executive’s estate or to Executive, as the case may be, compensation which would otherwise be payable to him under Section 4.1 of this Agreement through the end of the month in which such termination occurs, and payment for any accrued but untaken vacation days.  Executive or his estate shall also be eligible to receive any benefits which he or it are entitled to receive under the various Company fringe benefit plans for the six months following Executive’s death or disability.

6.4          Section 409A Compliance.  The severance benefit provided for in Section 6.2 constitutes an “involuntary separation pay plan” with respect to termination without Cause or resignation with Good Reason pursuant to Treas. Reg. §1.409A-1(b)(9)(iii) and thus not “nonqualified deferred compensation” subject to Section 409A of the U.S. Tax Code (the “Code”).  If such severance benefit is deemed to provide benefits that constitute “nonqualified deferred compensation” with respect to a termination without Cause, resignation for Good Reason, or any other termination of employment, then the following interpretations apply to this Agreement:  (i) Any termination of Executive’s employment triggering payment of the severance benefit must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time his employment terminates hereunder), any payment hereunder that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this section shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) If Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable hereunder that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of his death, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) his death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid him prior to that date pursuant to this Agreement; (iii) It is intended that the severance benefit and each separate payment and installment thereof shall be treated as a separate “payment” for purposes of Section 409A of the Code; and (iv) Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7.                                      Nondisclosure and Noncompetition.

7.1                               Proprietary Information.

(a)           Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier data, or other materials or information relating to the Company’s business and activities and the manner in which the Company does business.  Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his duties or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(b)           Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.

(c)           Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

7.2                               Noncompetition and Nonsolicitation.

(a)           During the Employment Period and for a period of twelve (12) months after the termination of Executive’s employment with the Company for any reason, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity that competes with the Company in the same geographical area where the Company does business at the time this covenant is in effect (or where the Company has made, as of the effective date of termination, active plans to do business), whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity.

(b)           During the Employment Period and for a period of twelve (12) months after the termination of Executive’s employment for any reason, Executive will not, directly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(c)           During the Employment Period and for a period of twelve (12) months after termination of Executive’s employment for any reason, Executive will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

7.3                               If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.4                               The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section 7 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7.5                               Other Agreements.  Executive represents that his performance of all the terms of this Agreement as an employee of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8.                                      Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) the date of receipt, if sent by personal delivery (including delivery by reputable overnight courier), or (b) the date of receipt or refusal, if deposited in the United States Post Office, by registered or certified mail, postage prepaid and return receipt requested, or (c) by facsimile transmission at the address of record of Executive or the Company, or at such other place as may from time to time be designated by either party in writing.

9.                                      Entire Agreement.  This Agreement, and those documents referenced herein, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.  This Agreement supersedes all prior agreements with the Company or its predecessors relating to Executive’s employment, including but not limited to Executive’s Original Employment Agreement with the Company.

10.                               Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11.                               Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Alabama, applied without giving effect to any conflicts-of-law priniciples.  The parties hereby consent to the non-exclusive personal jurisdiction of the state and federal courts located in Jefferson County, Alabama with respect to any suit or action filed in connection with this Agreement.

12.                               Assumption by Successors.  Any successor of the Company shall succeed to all of the Company’s duties, obligations, rights and benefits hereunder.  The obligations of Executive are personal and shall not be assigned by him.

13.                               Survival.  Sections 7, 11, 14, and 15 of this Agreement shall survive the termination of the Agreement and the Executive’s employment.

14.                               Miscellaneous.

14.1        No Waiver.  No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.2        Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

15.                               Jury Waiver. Executive and the Company each waive any right to a jury trial in any action arising out of or relating to a breach or alleged breach of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ R. Steven Boggan
R. Steven Boggan

		Date:	Sept. 24, 2010

BIOHORIZONS, INC.

By:	/s/ David P. Dutil

Its: Senior Vice President and General Counsel

Date:	Sept. 24, 2010

BIOHORIZONS IMPLANT SYSTEMS, INC.

By:	/s/ David P. Dutil

Its: Senior Vice President and General Counsel

Date:	Sept. 24, 2010